UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2016

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2016, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Seattle Genetics, Inc. (the “Company”) approved a performance-based Long Term Incentive Plan for the purpose of incentivizing the Company’s employees to potentially achieve regulatory approvals of SGN-CD33A, a drug candidate undergoing phase 3 clinical testing (the “Plan”).

All employees of the Company or any of its subsidiaries based in the United States, the European Union, Switzerland or Canada who were in good standing as of July 13, 2016, are eligible to participate in the Plan. In addition, any individual who becomes an eligible employee after July 13, 2016 but on or prior to the date an application is submitted to the U.S. Food and Drug Administration (the “FDA”) for approval of SGN-CD33A (such period, the “Prorated Period”) is eligible for a pro-rated award. Under the Plan, eligible employees may receive cash awards and, for employees at the associate director level or above on the date of grant, grants of restricted stock unit awards relating to the Company’s common stock. The level of awards will be based on each employee’s position with the Company or its subsidiaries, and will be adjusted on a pro-rated basis to reflect promotions during the Prorated Period.

A portion of each cash award will become payable, and a portion of each restricted stock unit award will be granted, only upon certification by the Compensation Committee that the FDA has approved SGN-CD33A (such approval, the “FDA Approval Milestone”), and the remaining portion of each cash award will become payable, and the remaining portion of each restricted stock unit award will be granted, only upon certification by the Compensation Committee of the first achievement of certain marketing approvals in Europe (such achievement, the “EU Approval Milestone” and together with the FDA Approval Milestone, the “Milestones”), provided in each case that the employee is still actively employed by the Company or any of its subsidiaries and is not on a performance improvement plan as of the date of payment or grant. Any restricted stock unit awards granted due to achievement of a Milestone will vest on the second anniversary of the occurrence of such Milestone, subject to the employee’s continuous service with the Company or any of its subsidiaries through the vesting date. The vesting of any granted restricted stock unit awards is subject to full acceleration in the event of a termination of service (without cause or due to constructive termination) immediately prior to or within twelve months after, a change of control of the Company, or in the event an acquirer in a change of control of the Company fails to assume the restricted stock unit awards. If a Milestone is not achieved by a specified date with respect to such Milestone, then no cash or restricted stock unit awards will be paid or granted with respect to such Milestone. Any restricted stock unit awards provided pursuant to the Plan will be granted under, and subject to the terms of, the Company’s Amended and Restated 2007 Equity Incentive Plan.

The total target award value (expressed in dollars) for an employee with respect to the cash award and restricted stock unit award, if any (the “Target Award Value”), is set pursuant to the terms of the Plan based on the employee’s position with the Company or its subsidiaries. Actual award values, on a sliding scale from 0% to 130% of the Target Award Value, are calculated based on the dates of achievement of each Milestone.

The amount of cash paid, if any, with respect to the FDA Approval Milestone for executive officers will be equal to 50% of the participant’s Target Award Value, multiplied by two-thirds, multiplied by the actual award value percentage from the sliding scale. The amount of cash paid, if any, with respect to the EU Approval Milestone for executive officers will be equal to 50% of the participant’s Target Award Value, multiplied by one-third, multiplied by the actual award value percentage from the sliding scale. The number of restricted stock units granted, if any, with respect to the FDA Approval Milestone for executive officers will be equal to 50% of the participant’s Target Award Value, multiplied by two-thirds, multiplied by the actual award value percentage from the sliding scale, with the product of these numbers then divided by the closing price of the Company’s common stock on the date of grant. The number of restricted stock units granted, if any, with respect to the EU Approval Milestone for executive officers will be equal to 50% of the participant’s Target Award Value, multiplied by one-third, multiplied by the actual award value percentage from the sliding scale, with the product of these numbers then divided by the closing price of the Company’s common stock on the date of grant.

The Compensation Committee has established Target Award Values of $850,000 for Clay Siegall, President and Chief Executive Officer; $240,000 for Todd Simpson, Chief Financial Officer; $240,000 for Eric Dobmeier, Chief Operating Officer; $240,000 for Jonathan Drachman, Chief Medical Officer; and $190,000 for Jean Liu, General Counsel and Executive Vice President, Legal Affairs.

The foregoing is only a brief description of the terms of the Plan, does not purport to be complete and is qualified in its entirety by reference to the Plan, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: July 15, 2016	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer